Exhibit 99.1
4064 Colony Road, Suite 200
Charlotte, NC 28211
704.973.7000
www.horizonlines.com
News Release
For information contact:
Michael T. Avara
Senior Vice President & Chief Financial Officer
704.973.7000
mavara@horizonlines.com
Horizon Lines Reports First Quarter 2008 Results
CHARLOTTE, North Carolina, April 25, 2008 – Horizon Lines, Inc. (NYSE: HRZ), today reported results for the first quarter ended March 23, 2008. Net income for the first quarter of 2008 was $2.1 million or $.07 per diluted share. This compares to net income for the first quarter of 2007 of $7.1 million or $.21 per diluted share on an unadjusted GAAP basis. After an adjustment to exclude a $2.6 million deferred tax revaluation benefit, adjusted net income was $4.5 million or $.13 per diluted share in the first quarter of 2007.
“In the first quarter of 2008, Horizon Lines continued to improve the strength and efficiency of its operations in the face of a number of macroeconomic challenges,” said Chuck Raymond, Chairman, President and Chief Executive Officer of Horizon Lines, Inc. “Reduced southbound volumes in Puerto Rico and extreme weather conditions in our otherwise robust Alaska trade offset the strength of the Hawaii market. Despite these challenges, we grew volumes from key customers and scored impressive wins in our logistics business. As reflected by our revenue growth and revenue per container, our business lines are fundamentally healthy and poised for future growth. While fuel prices in the quarter rose at a faster pace than anticipated, we were able to minimize their impact through reduced consumption and fuel cost recovery measures. We also continue to make vital investments in our terminal infrastructure and our EDGE program continues to achieve notable advances. Together, these efforts lay the groundwork for long-term growth and profitability.
First Quarter 2008 Financial Highlights

Operating Revenue – Operating revenue increased by $32.2 million or $11.8% to $305.9 million for the quarter, compared to $273.7 million for the first quarter of 2007. The growth in revenue was driven by rate improvement, revenue from acquisitions and increased fuel surcharges, which more than offset some volume softness. Revenue per container improved $320 or 8.9% versus 2007. Acquisitions contributed $10.1 million to operating revenue in the 2008 first quarter.

Operating Income – Operating income for the first quarter of 2008 was $11.6 million compared to $16.5 million for the first quarter of 2007. In addition to the factors impacting revenue, the decline in operating income resulted primarily from increased operating expenses related to new vessels which the Company took delivery of last year and fuel costs that have risen faster than the Company’s fuel surcharges. These factors were partially offset by cost savings achieved by the Horizon EDGE program.

EBITDA – Earnings before net interest expense, taxes, depreciation and amortization (EBITDA) was $27.3 million for the first quarter of 2008 compared to EBITDA of $33.7 million for the 2007 first quarter. The same factors impacting operating income affected EBITDA.

Shares Outstanding – The Company completed its $50 million share repurchase program in January with the purchase of a total of 2.8 million shares at an average price of $17.82 per share over the course of the program. As a result of share repurchases over the past year, the Company had a weighted daily average of 30.8 million diluted shares outstanding for the first quarter of 2008, compared to 34.1 million shares for the first quarter of 2007.

Interest Rate Swap – Effective March 31, 2008, the Company entered into an interest rate swap, which effectively converted $122 million of its existing floating rate term loan debt to a rate of 4.52%, consisting of a fixed 3.02% plus the current credit spread of 1.50%. The interest rate swap extends through the August 8, 2012 maturity of the term loan and locks in favorable interest rates on a substantial portion of the Company’s debt. With the execution of this swap, Horizon Lines’ fixed-to-floating ratio is now approximately 72% to 28%.
Outlook
Mr. Raymond concluded, “The outlook for our Puerto Rico market in particular is somewhat softer than we had originally anticipated and fuel costs have continued to rise at unprecedented rates, impacting our profitability in the near-term. While we will clearly face some economic challenges in 2008, we are actively taking all measures we can to control our cost base. We also remain focused on utilizing our solid cash flows to reinvest in our business, positioning the Company to continue providing the highest quality service to our customers, and taking advantage of the eventual rebound in our Puerto Rico market.”
Based on current market conditions, the Company updated its earnings guidance for the full year 2008, with projections of operating revenue at $1,315 — $1,350 million, EBITDA at $145 — $160 million, and diluted earnings per share at $1.30 — $1.69. Free cash flow is projected at $72 — $87 million. Financial guidance does not include the potential impact of the previously announced Puerto Rico pricing investigation, which cannot be estimated at this time.

Webcast & Conference Call Information
Company executives will provide additional perspective on the Company’s earnings during a conference call beginning at 11:00 a.m. Eastern Time today. Those interested in participating in the call may do so by dialing 1-800-219-6110 and asking for the Horizon Lines First Quarter 2008 Earnings Call. A hardcopy of the presentation materials may be printed from the Horizon Lines website, www.horizonlines.com, shortly before the start of the call. In addition, a live audio webcast of the call may be accessed at www.horizonlines.com. In order to access the live audio webcast please allow at least 15 minutes before the start of the call to visit Horizon Lines’ website and download and install any necessary audio/video software for the webcast.
About Horizon Lines
Horizon Lines, Inc. is the nation’s leading domestic ocean shipping and integrated logistics company comprised of two primary operating subsidiaries. Horizon Lines, LLC operates a fleet of 21 U.S.-flag containerships and 5 port terminals linking the continental United States with Alaska, Hawaii, Guam, Micronesia and Puerto Rico. Horizon Logistics, LLC offers customized logistics solutions to shippers from a suite of transportation and distribution management services designed by Aero Logistics, information technology developed by Horizon Services Group and intermodal trucking and warehousing services provided by Sea-Logix. Horizon Lines, Inc. is based in Charlotte, NC, and trades on the New York Stock Exchange under the ticker symbol
HRZ.
Forward Looking Statements
The information contained in this press release should be read in conjunction with our filings made with the Securities and Exchange Commission. This press release contains “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that do not relate solely to historical fact. They include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “target,” “projects,” “likely,” “will,” “would,” “could,” and similar expressions or phrases identify forward-looking statements.
All forward-looking statements involve risk and uncertainties. In light of these risks and uncertainties, expected results or other anticipated events or circumstances discussed in this press release might not occur. We undertake no obligation, and specifically decline any obligation, to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. See the section entitled “Risk Factors” in our Form 10-K filed with the SEC on February 6, 2008 and our Form 10-Q to be filed on April 25, 2008 for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. Those factors and the other risk factors described therein are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences.
Media Contact:
Michael Avara of Horizon Lines, Inc., 1-704-973-7000, or mavara@horizonlines.com.

Horizon Lines, Inc.
Unaudited Condensed Consolidated Balance Sheets
(in thousands, except per share data)

	March 23,	December 23,
	2008	2007(1)
Assets
Current assets
Cash	$3,265	$6,276
Accounts receivable, net of allowance of $6,804 and $6,191 at March 23, 2008 and December 23, 2007, respectively	153,766	140,820
Deferred tax asset	18,656	13,792
Prepaid vessel rent	14,383	4,361
Materials and supplies	30,432	31,576
Other current assets	11,206	10,446

Total current assets	231,708	207,271
Property and equipment, net	192,025	194,679
Goodwill	334,718	334,671
Intangible assets, net	146,347	152,031
Deferred tax asset	—	4,060
Other long-term assets	29,737	33,729

Total assets	$934,535	$926,441

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$25,842	$40,225
Current portion of long-term debt	6,537	6,537
Accrued vessel rent	—	6,503
Other accrued liabilities	96,294	95,027

Total current liabilities	128,673	148,292
Long-term debt, net of current	628,836	572,469
Deferred tax liability	1,120	—
Deferred rent	30,412	31,531
Other long-term liabilities	19,917	19,571

Total liabilities	808,958	771,863

Stockholders’ equity
Common stock, $.01 par value, 50,000 shares authorized, 33,696 shares issued and 29,896 shares outstanding as of March 23, 2008 and 33,674 shares issued and 31,502 shares outstanding as of December 23, 2007	337	337
Treasury stock, 3,800 and 2,172 shares at cost as of March 23, 2008 and December 23, 2007, respectively	(78,550)	(49,208)
Additional paid in capital	165,326	163,760
Retained earnings	38,764	39,994
Accumulated other comprehensive loss	(300)	(305)

Total stockholders’ equity	125,577	154,578

Total liabilities and stockholders’ equity	$934,535	$926,441

(1)	The balance sheet at December 23, 2007 has been derived from the audited financial statements of Horizon Lines, Inc.

Horizon Lines, Inc.
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Quarters Ended
	March 23,	March 25,
	2008	2007
Operating revenue	$305,947	$273,664
Operating expense:
Operating expense (excluding depreciation expense)	252,970	217,681
Depreciation and amortization	11,326	13,467
Amortization of vessel dry-docking	4,374	3,760
Selling, general and administrative	25,131	21,893
Miscellaneous expense, net	545	381

Total operating expense	294,346	257,182

Operating income	11,601	16,482
Other expense (income):
Interest expense, net	9,009	11,214
Other income, net	(3)	—

Income before income tax expense (benefit)	2,595	5,268
Income tax expense (benefit)	504	(1,784)

Net income	$2,091	$7,052

Net income per share:
Basic	$0.07	$0.21
Diluted	$0.07	$0.21

Number of shares used in calculations:
Basic	30,291	33,613
Diluted	30,793	34,135

Dividends declared per common share	$0.11	$0.11

Horizon Lines, Inc.
Unaudited Condensed Consolidated Statements of Cash Flows
(in thousands)

	Quarters Ended
	March 23,	March 25,
	2008	2007
Cash flows from operating activities:
Net income	$2,091	$7,052
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	5,984	8,577
Amortization of other intangible assets	5,342	4,890
Amortization of vessel dry-docking	4,374	3,760
Amortization of deferred financing costs	673	788
Deferred income taxes	316	(2,069)
Gain on equipment disposals	(11)	(148)
Stock-based compensation	1,186	335
Accretion of interest on 11% senior discount notes	—	2,386
Changes in operating assets and liabilities:
Accounts receivable	(12,947)	(17,715)
Materials and supplies	1,145	(643)
Other current assets	(760)	(524)
Accounts payable	(14,485)	(7,266)
Accrued liabilities	3,145	1,382
Vessel rent	(17,446)	(36,001)
Vessel dry-docking payments	(2,531)	(2,403)
Other assets/liabilities	824	(567)

Net cash used in operating activities	(23,100)	(38,166)

Cash flows from investing activities:
Purchases of property and equipment	(3,444)	(3,338)
Purchases of business	(198)	—
Proceeds from the sale of property and equipment	112	565

Net cash used in investing activities	(3,530)	(2,773)

Cash flows from financing activities:
Payments on long-term debt	(1,632)	(5,074)
Borrowing under revolving credit facility	67,000	—
Payments on revolving credit facility	(9,000)	—
Dividends to stockholders	(3,321)	(3,699)
Purchase of treasury stock	(29,342)	—
Payments of financing costs	(76)	(43)
Payments on capital lease obligation	(20)	(47)
Common stock issued under employee stock purchase plan	10	8
Proceeds from exercise of stock options	—	35

Net cash provided by (used in) financing activities	23,619	(8,820)

Net decrease in cash	(3,011)	(49,759)
Cash at beginning of period	6,276	93,949

Cash at end of period	$3,265	$44,190

Horizon Lines, Inc. and Subsidiaries
Adjusted Net Income
($ in Millions)

	First Quarter	First Quarter
	2008	2007
Net Income	$2.1	$7.1

Adjustments:
2007 Tonnage Deferred Tax Revaluation Benefit	—	(2.6)

Adjusted Net Income(a)	$2.1	$4.5

(a)	These items are not anticipated to recur regularly in the ordinary course of business.

Horizon Lines, Inc. and Subsidiaries
Net Income / EBITDA Reconciliation
($ in Millions)

	First Quarter	First Quarter
	2008	2007
Net Income	$2.1	$7.1
Interest Expense, Net	9.0	11.2
Tax Expense (Benefit)	0.5	(1.8)
Depreciation and Amortization	15.7	17.2

EBITDA	27.3	33.7

Note: EBITDA is defined as net income plus net interest expense, income taxes, depreciation and amortization. We believe that EBITDA is a meaningful measure for investors as (i) EBITDA is a component of the measure used by our board of directors and management team to evaluate our operating performance, (ii) the senior credit facility contains covenants that require Horizon Lines, Inc. to maintain certain interest expense coverage and leverage ratios, which contain EBITDA, and (iii) EBITDA is a measure used by our management team to make day-to-day operating decisions.

Horizon Lines, Inc. and Subsidiaries
Operating Income to EBITDA Segment Reconciliation
($ in Millions)
First Quarter 2008

			Eliminations /
	Liner	Logistics	Other	Consolidated
Operating Income	$12.8	$(1.2)	$—	$11.6
Depreciation and Amortization	10.6	0.7	—	11.3
Amortization of Vessel Dry-docking	4.4	—	—	4.4

EBITDA	$27.8	$(0.5)	$—	$27.3

Horizon Lines, Inc. and Subsidiaries
2008 Operating Income to EBITDA Projection Segment Reconciliation
($ in Millions)
2008 Segment Financial Guidance(1)

			Eliminations /
	Liner	Logistics	Other	Consolidated
Operating Income	$88.5	$0.6	$—	$89.1
Depreciation and Amortization	43.2	3.4	—	46.6
Amortization of Vessel Dry-docking	16.8	—	—	16.8

EBITDA	$148.5	$4.0	$—	$152.5

(1)	At midpoint of Guidance

Horizon Lines, Inc. and Subsidiaries
2008 Net Income to EBITDA Projection Reconciliation
($ in Millions)

Year Ended
December 21, 2008
Net Income	$39.7-$51.7
Interest Expense, Net	32.0
Tax Expense	9.9 – 12.9
Depreciation and Amortization	63.4

EBITDA	$145.0-$160.0

Horizon Lines, Inc. and Subsidiaries
2008 Free Cash Flow Projection
($ in Millions)

EBITDA	$145.0-$160.0
Stock Based Compensation	5.8
Working Capital	(10.0) - (12.8)
Vessel Payments in Excess of Accrual	(4.9)
Bonus Accrual in Excess of Payments	5.8 – 8.6
Capital Expenditures	(28.0)
Proceeds from Sale of Fixed Assets	2.5
Dry-dock Expenditures	(15.1)
Income Taxes	(1.1)
Interest	(28.0)

Free Cash Flow	$72.0-$87.0